Exhibit 99.1

O S H K O S H     C O R P O R A T I O N

F O R   I M M E D I A T E   R E L E A S E

For more information, contact:
Financial:	Patrick Davidson
Vice President, Investor Relations
920.966.5939

Media:	Ann Stawski
Vice President, Marketing Communications
920.966.5959

OSHKOSH CORPORATION REPORTS RECORD RESULTS FOR FISCAL 2010 FIRST QUARTER

Reports First Quarter EPS from Continuing Operations of $1.90
Compared to Year Earlier Loss of $0.16

Revenue Increases 83.2 Percent to $2.43 Billion

OSHKOSH, WI — (January 28, 2010) — Oshkosh Corporation (NYSE: OSK), a leading manufacturer of specialty vehicles and vehicle bodies, today reported fiscal 2010 first quarter net sales of $2.43 billion and income from continuing operations of $191.2 million, or $2.10 per share, excluding non-cash intangible asset impairment charges(1).  This compares with net sales of $1.33 billion and a loss from continuing operations of $11.7 million, or $0.16 per share, in the prior year’s first quarter.  Including pre-tax, non-cash impairment charges of $23.3 million ($0.20 per share, net of taxes) related to goodwill and other long-lived assets, the Company reported income from continuing operations of $172.5 million, or $1.90 per share, for the first quarter of fiscal 2010.  These results exclude the operations of the Company’s former European fire apparatus business, BAI Brescia Antincendi International S.r.l. (BAI), which have been reclassified to discontinued operations due to the Company’s sale of this business in October 2009.

“We kicked off fiscal 2010 with strong revenue and earnings growth, led by our industry-leading defense business,” said Robert G. Bohn, Oshkosh Corporation chairman and chief executive officer.  “During the quarter, we supplied more than 2,300 life-saving MRAP All Terrain Vehicles (M-ATVs) to the U.S. armed forces for use by our warfighters in Afghanistan as we ramped up production to 1,000 units per month in December 2009.  Additionally, our defense team executed extraordinarily well under all of our tactical wheeled vehicle and aftermarket parts & service contracts for the U.S. Army and Marines.  Our long and proud history of delivering high quality products on time is something our customers have come to

(1) Further information regarding operating results including impairment charges and related reconciliations of these non-GAAP financial measures to the most comparable GAAP measures can be found under the caption “Non-GAAP Financial Measures” in this press release, which should be thoroughly reviewed.

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expect.  We plan to operate just as effectively on the Family of Medium Tactical Vehicles (FMTVs) contract should the U.S. Army affirm our earlier contract award.

“Fiscal 2009 was a year of impressive debt reduction for Oshkosh, and we continued the trend in the first quarter of fiscal 2010 as we reduced our debt by an additional $182.5 million, further strengthening our balance sheet.  We will continue to focus on reducing our debt throughout fiscal 2010.

“We believe that we are in position to generate strong earnings for our shareholders in fiscal 2010, despite a continuation of some industry-wide challenges facing a number of our businesses,” added Bohn.

The Company reported that consolidated net sales in the first quarter of fiscal 2010 increased 83.2 percent compared with the prior year’s first quarter largely due to $1.1 billion of M-ATV contract sales, including related aftermarket parts & service sales.

Operating income, excluding impairment charges(1), increased to $349.0 million, or 14.3 percent of sales, for the first quarter of fiscal 2010 compared with operating income of $25.6 million, or 1.9 percent of sales, in the prior year first quarter.  Significantly improved defense segment performance, combined with improved access equipment segment performance, in each case, due in large part to high volume M-ATV production, led to the increase in operating income.  Including impairment charges, the Company reported operating income of $325.7 million.

Factors affecting first quarter results for the Company’s business segments included:

Defense — Defense segment sales increased 242.0 percent to $1.86 billion for the first quarter of fiscal 2010 compared with the prior year first quarter.  The increase was due to the continued ramp-up of M-ATV production that began in the fourth quarter of fiscal 2009, an increase in sales of new Family of Heavy Tactical Vehicles (FHTVs) and a more than doubling of parts & service sales compared to the prior year quarter.  Defense parts & service sales during the first quarter of fiscal 2010 benefited from the sale of TAK-4® independent suspension systems for Mine Resistant Ambush Protected vehicles and the sale of parts kits for the M-ATV.  Combined vehicle and parts & service sales related to the M-ATV program totaled approximately $1.1 billion in the first quarter of fiscal 2010.

Operating income in the first quarter more than quadrupled to $339.7 million, or 18.3 percent of sales, compared with prior year first quarter operating income of $73.7 million, or 13.6 percent of sales.  The increase in operating income as a percent of sales reflected a combination of higher volume on a relatively fixed cost base, lower material costs, improved manufacturing efficiencies and an improved parts & services mix.

Access Equipment — Access equipment segment sales increased 97.6 percent to $728.0 million for the first quarter of fiscal 2010 compared with the prior year quarter.  First quarter fiscal 2010 sales included $527.6 million of intercompany M-ATV related sales to the defense segment as the Company was able to leverage significantly underutilized facilities in the access equipment segment and call back idled employees to meet defense production requirements.  Sales to external customers decreased 45.6 percent to $200.4 million for the first quarter of fiscal 2010 compared with the prior year quarter.  External customer sales reflected substantially lower global demand for access equipment as a result of recessionary economies and tight credit markets.  Sales of new access equipment declined about 60 percent compared with the prior year quarter as the first quarter of fiscal 2009 benefited from shipments from a strong backlog entering that quarter.

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The access equipment segment reported operating income of $13.5 million, or 1.9 percent of sales, for the first quarter of fiscal 2010 compared with an operating loss of $47.0 million, or 12.8 percent of sales, in the prior year quarter.  Operating results benefited from the recognition of intercompany M-ATV sales at mid single-digit margins.  Operating results for the access equipment segment also benefited from a decrease in material costs, lower provisions for credit losses and restructuring charges and the benefit of cost reductions from prior year initiatives.

Fire & Emergency — Fire & emergency segment sales for the first quarter of fiscal 2010 decreased 5.5 percent to $250.9 million compared with the prior year quarter.  The sales decrease reflected lower shipments of fire apparatus, due to softer demand attributable to declining municipal budgets in the U.S., and continued weak demand for mobile medical equipment, offset in part by strong airport product sales.  The mobile medical equipment market has been adversely impacted by a reduction in Medicare reimbursement rates and the uncertain health care environment due to potential U.S. legislation impacting the health care industry.

Despite lower sales, operating income, excluding impairment charges(1), increased 9.1 percent in the first quarter of fiscal 2010 to $21.1 million, or 8.4 percent of sales, compared with the prior year quarter operating income of $19.3 million, or 7.3 percent of sales.  The increase in operating income during the first quarter was primarily the result of improved product mix within the segment and lower material costs at the Company’s fire apparatus business.  Including impairment charges, the fire & emergency segment reported an operating loss of $2.2 million.

In December 2009, the Company determined that events had occurred at Oshkosh Specialty Vehicles, which includes the Company’s mobile medical equipment business, which constituted interim impairment indicators requiring an assessment of goodwill and long-lived intangible assets at this reporting unit for potential impairment.  Specifically, order rates for mobile medical equipment had not materialized as expected due to uncertainty surrounding potential U.S. health care legislation and this legislation may have further detrimental effects on the sales of mobile medical units.  Testing revealed that an impairment was present and, as a result, the Company recorded goodwill and intangible asset impairment charges of $23.3 million ($18.7 million, net of tax) in the first quarter of fiscal 2010.

Commercial — Commercial segment sales decreased 14.1 percent to $155.1 million in the first quarter of fiscal 2010 compared with the prior year quarter.  The sales decrease was largely due to a 21 percent decline in sales of concrete placement products as a result of lower construction activity in North America and a 15 percent decrease in domestic refuse collection vehicle (RCV) sales.  The prior year’s first quarter RCV sales benefited from the timing of deliveries to large waste haulers.

Operating income increased to $3.1 million in the first quarter of fiscal 2010, or 2.0 percent of sales, compared with operating income of $0.6 million, or 0.4 percent of sales, in the prior year quarter.  The increase in operating income primarily resulted from the recognition of profit on intercompany manufacturing activities and the benefit of cost reductions implemented in fiscal 2009, offset in part by the effect of further declines in sales in the first quarter of fiscal 2010.

Corporate — Corporate operating expenses increased $3.1 million to $24.4 million for the first quarter of fiscal 2010 compared with the prior year quarter.  The increase was the result of higher incentive compensation, including higher share-based compensation expense.

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Intersegment Eliminations — Intersegment eliminations of $4.0 million in the quarter resulted from profit on intercompany sales between segments (largely M-ATV related sales between access equipment and defense) where the related inventory sold from one segment to another has not yet been sold to a third party customer.

Interest Expense net of Interest Income — Interest expense net of interest income increased $7.0 million to $49.9 million in the first quarter of fiscal 2010 compared with the prior year quarter largely as a result of higher interest rates associated with the March 2009 amendment of the Company’s credit agreement.  Average debt outstanding decreased from $2.74 billion during the first quarter of fiscal 2009 to $1.91 billion during the first quarter of fiscal 2010.  In addition to strong cash flow generation during the past twelve months, the Company completed a common stock offering early in the fourth quarter of fiscal 2009 which provided $358 million of net proceeds which were applied to reduce outstanding debt.

Provision for Income Taxes — The Company recorded income tax expense, excluding tax benefits associated with impairment charges, of $107.8 million in the first quarter of fiscal 2010, or 36.0 percent of pre-tax income from continuing operations before impairment charges.

Discontinued Operations

In July 2009, the Company sold its ownership in Geesink Group B.V., Geesink Norba Limited and Norba A. B. (collectively, the Geesink Norba Group). The Geesink Norba Group, the Company’s former European RCV manufacturer, was included in the Company’s commercial operating segment.  In October 2009, the Company sold its 75 percent ownership in BAI.  BAI, the Company’s former European fire apparatus manufacturer, was included in the Company’s fire & emergency segment.  The historical results of operations of these businesses have been presented as discontinued operations, net of tax, in the Condensed Consolidated Statements of Operations for all periods.

Conference Call

The Company will comment on first quarter earnings during a conference call at 9:00 a.m. EST this morning. Viewer-controlled slides for the call will be available on the Company’s website beginning at 8:00 a.m. EST this morning.  The call will be webcast simultaneously over the Internet.  To access the webcast, listeners can go to www.oshkoshcorporation.com at least 15 minutes prior to the event and follow instructions for listening to the broadcast.  An audio replay of the call and related question and answer session will be available for 12 months at this website.

About Oshkosh Corporation

Oshkosh Corporation is a leading designer, manufacturer and marketer of a broad range of specialty access equipment, commercial, fire & emergency and military vehicles and vehicle bodies.  Oshkosh Corporation manufactures, distributes and services products under the brands of Oshkosh®, JLG®, Pierce®, McNeilus®, Medtec®, Jerr-Dan®, Oshkosh Specialty Vehicles, Frontline™, SMIT™, CON-E-CO®, London® and IMT®.  Oshkosh products are valued worldwide in businesses where high quality, superior performance, rugged reliability and long-term value are paramount.  For more information, log on to www.oshkoshcorporation.com.

®, TM All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

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Non-GAAP Financial Measures

The Company reports its financial results in accordance with generally accepted accounting principles (GAAP) in the United States of America.  The Company is presenting various operating results, such as operating income (loss), income (loss) from continuing operations and earnings (loss) per share from continuing operations on both a reported basis and on a basis excluding impairment charges that affect comparability of operating results.  When the Company uses operating results, such as operating income (loss), income (loss) from continuing operations and earnings (loss) per share from continuing operations, excluding impairment charges, they are considered non-GAAP financial measures.  The Company believes excluding the impact of non-cash intangible asset impairment charges is useful to investors to allow a more accurate comparison of the Company’s operating performance.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results prepared in accordance with GAAP.  The table below presents a reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures for the three months ended December 31 (in millions, except per share amounts):

	2009	2008

Non-GAAP fire & emergency segment operating income	$21.1	$19.3
Intangible asset impairment charges	(23.3)	—
GAAP fire & emergency segment operating (loss) income	$(2.2)	$19.3

Non-GAAP operating income	$349.0	$25.6
Intangible asset impairment charges	(23.3)	—
GAAP operating income	$325.7	$25.6

Non-GAAP provision for (benefit from) income taxes	$107.8	$(1.8)
Income tax benefit associated with intangible asset impairment charges	(4.6)	—
GAAP provision for (benefit from) income taxes	$103.2	$(1.8)

Non-GAAP income (loss) from continuing operations, net of tax	$191.2	$(11.7)
Intangible asset impairment charges	(23.3)	—
Income tax benefit associated with intangible asset impairment charges	4.6	—
GAAP income (loss) from continuing operations, net of tax	$172.5	$(11.7)

Non-GAAP income (loss) per share from continuing operations	$2.10	$(0.16)
Intangible asset impairment charges per share	(0.20)	—
GAAP income (loss) per share from continuing operations	$1.90	$(0.16)

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Forward-Looking Statements

This press release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements.  When used in this press release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements.  These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements.  These factors include risks related to sustaining the required rate of production for the M-ATV contract and the amount, if any, of additional orders for M-ATVs that the Company may receive; the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, especially during a global recession and tight credit markets; the duration of the global recession, which could lead to additional impairment charges related to many of the Company’s intangible assets; the expected level and timing of U.S. Department of Defense procurement of products and services and funding thereof, including the outcome of the formal protests of the FMTV award to the Company; risks related to reductions in government expenditures, the potential for the government to competitively bid the Company’s Army and Marine contracts and the uncertainty of government contracts generally; the consequences of financial leverage associated with the JLG acquisition, which could limit the Company’s ability to pursue various opportunities; risks related to the collectability of receivables during a recession, particularly for those businesses with exposure to construction markets; risks related to production delays as a result of the economy’s impact on the Company’s suppliers; the potential for commodity costs to rise sharply, including in a future economic recovery; risks associated with international operations and sales, including foreign currency fluctuations; and the potential for increased costs relating to compliance with changes in laws and regulations.  Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today.  All forward-looking statements speak only as of the date of this press release.  The Company assumes no obligation, and disclaims any obligation, to update information contained in this press release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

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OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in millions)

	Three Months Ended
	December 31,
	2009	2008

Net sales	$2,434.1	$1,328.7
Cost of sales	1,954.9	1,179.1
Gross income	479.2	149.6

Operating expenses:
Selling, general and administrative	114.8	107.8
Amortization of purchased intangibles	15.4	16.2
Intangible asset impairment charges	23.3	—
Total operating expenses	153.5	124.0
Operating income	325.7	25.6

Other income (expense):
Interest expense	(50.8)	(44.1)
Interest income	0.9	1.2
Miscellaneous, net	0.2	3.3
	(49.7)	(39.6)
Income (loss) from continuing operations before income taxes and equity in earnings of unconsolidated affiliates	276.0	(14.0)
Provision for (benefit from) income taxes	103.2	(1.8)
Income (loss) from continuing operations before equity in earnings of unconsolidated affiliates	172.8	(12.2)
Equity in earnings (losses) of unconsolidated affiliates, net of tax	(0.3)	0.5
Income (loss) from continuing operations, net of tax	172.5	(11.7)
Discontinued operations, net of tax	(2.9)	(9.1)
Net income (loss)	169.6	(20.8)
Net loss attributable to the noncontrolling interest	—	0.2
Net income (loss) attributable to Oshkosh Corporation	$169.6	$(20.6)

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OSHKOSH CORPORATION

EARNINGS (LOSS) PER SHARE

(Unaudited)

	Three Months Ended
	December 31,
	2009	2008

Earnings (loss) per share attributable to Oshkosh Corporation common shareholders-basic
Income (loss) from continuing operations	$1.93	$(0.16)
Discontinued operations	(0.03)	(0.12)
Net income (loss)	$1.90	$(0.28)

Earnings (loss) per share attributable to Oshkosh Corporation common shareholders-diluted
Income (loss) from continuing operations	$1.90	$(0.16)
Discontinued operations	(0.03)	(0.12)
Net income (loss)	$1.87	$(0.28)

Basic weighted average shares outstanding	89,477,892	74,376,460
Effect of dilutive stock options and incentive compensation awards	1,335,306	—
Diluted weighted average shares outstanding	90,813,198	74,376,460

Amounts attributable to Oshkosh Corporation common shareholders (in millions):
Income (loss) from continuing operations, net of tax	$172.5	$(11.7)
Discontinued operations, net of tax	(2.9)	(8.9)
Net income (loss)	$169.6	$(20.6)

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OSHKOSH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	December 31,	September 30,
	2009	2009
ASSETS
Current assets:
Cash and cash equivalents	$858.1	$530.4
Receivables, net	607.9	563.8
Inventories, net	806.3	789.7
Deferred income taxes	79.2	75.5
Other current assets	194.0	183.8
Total current assets	2,545.5	2,143.2
Investment in unconsolidated affiliates	35.6	37.3
Property, plant and equipment:
Property, plant and equipment	761.1	763.4
Accumulated depreciation	(366.5)	(353.2)
Property, plant and equipment, net	394.6	410.2
Goodwill	1,054.3	1,077.3
Purchased intangible assets, net	946.1	967.8
Other long-term assets	133.1	132.2
Total assets	$5,109.2	$4,768.0

LIABILITIES AND EQUITY
Current liabilities:
Revolving credit facility and current maturities of long-term debt	$1.1	$15.0
Accounts payable	823.6	555.8
Customer advances	839.3	731.9
Payroll-related obligations	65.7	74.5
Income taxes payable	4.9	3.1
Accrued warranty	75.0	72.8
Other current liabilities	205.4	205.5
Total current liabilities	2,015.0	1,658.6
Long-term debt, less current maturities	1,854.6	2,023.2
Deferred income taxes	231.0	239.6
Other long-term liabilities	322.2	330.3
Commitments and contingencies
Equity:
Oshkosh Corporation’s shareholders’ equity	686.4	514.1
Noncontrolling interest	—	2.2
Total equity	686.4	516.3
Total liabilities and equity	$5,109.2	$4,768.0

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OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Three Months Ended
	December 31,
	2009	2008
Operating activities:
Net income (loss)	$169.6	$(20.8)
Non-cash asset impairment charges	23.3	—
Loss on sale of discontinued operations, net of tax	2.9	—
Depreciation and amortization	37.4	38.0
Other non-cash adjustments	(13.6)	10.9
Changes in operating assets and liabilities	286.4	252.1
Net cash provided by operating activities	506.0	280.2

Investing activities:
Additions to property, plant and equipment	(11.9)	(9.7)
Additions to equipment held for rental	(1.0)	(5.9)
Proceeds from sale of property, plant and equipment	0.4	0.3
Proceeds from sale of equipment held for rental	3.4	0.7
Other investing activities	(0.1)	(0.7)
Net cash used by investing activities	(9.2)	(15.3)

Financing activities:
Repayment of long-term debt	(167.9)	(25.2)
Net repayments under revolving credit facility	—	(55.1)
Proceeds from exercise of stock options	0.9	—
Dividends paid	—	(7.4)
Net cash used by financing activities	(167.0)	(87.7)

Effect of exchange rate changes on cash	(2.1)	(4.6)
Increase in cash and cash equivalents	327.7	172.6
Cash and cash equivalents at beginning of period	530.4	88.2
Cash and cash equivalents at end of period	$858.1	$260.8

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OSHKOSH CORPORATION

SEGMENT INFORMATION

(Unaudited; in millions)

	Three Months Ended
	December 31,
	2009	2008
Net sales:
Defense	$1,859.7	$543.8
Access equipment	728.0	368.4
Fire & emergency	250.9	265.4
Commercial	155.1	180.4
Intersegment eliminations	(559.6)	(29.3)
Consolidated	$2,434.1	$1,328.7

Operating income (loss):
Defense	$339.7	$73.7
Access equipment	13.5	(47.0)
Fire & emergency	(2.2)	19.3
Commercial	3.1	0.6
Corporate	(24.4)	(21.3)
Intersegment eliminations	(4.0)	0.3
Consolidated	$325.7	$25.6

	December 31,
	2009	2008
Period-end backlog:
Defense	$4,984.9	$2,346.9
Access equipment	102.8	139.5
Fire & emergency	524.3	698.3
Commercial	81.2	163.2
Consolidated	$5,693.2	$3,347.9

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